February 18, 1994


Caesars World, Inc.
1801 Century Park East, Suite 2600
Los Angeles, CA 90067

Gentlemen:

I have acted as counsel to Caesars World, Inc. (the "Company") in connection with the registration under the Securities Act of 1993, as amended, of 100,000 shares of the Company's Common Stock, par value $.10 per share ("Common Stock"), reserved for issuance upon the exercise of options granted pursuant to a Personal Service Agreement and a Stock Option Agreement by and between the Company and Evander Holyfield collectively, (the "Operative Documents"). In connection therewith, I have examined and relied upon originals or copies, certified or authenticated to my satisfaction, of such corporate records of the Company and certificates of public officials and officers of the Company, and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon the foregoing, I am of the opinion that:

     1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

     2. The shares of Common Stock reserved for issuance upon exercise of options granted under the Operative Documents will, if and when so issued, be duly and validly authorized and issued, fully paid and non-assessable.

     3. The Operative Documents are not subject to any of the provisions of the Employee Retirement Income Security Act of
1974.

I hereby consent to the use of this opinion as an exhibit to a Registration Statement under the Securities Act of 1993, as amended, filed for the purpose of registering under such Act the shares reserved for such issuance upon exercise of options granted pursuant to the Operative Documents, to the use of my name as your counsel in connection with such Registration Statement and to all references made to me in such Registration Statement and in any Prospectus relating thereto.

Very truly yours,


Philip L. Ball
General Counsel
                              Exhibit 5